Exhibit 10.41

NOTE: AN ASTERISK (*) INDICATES THAT MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY.

AGREEMENT

THIS AGREEMENT, effective on the 2nd day of September, 2003, with a term commencing on the 1st day of January, 2004, by and between ISG Cleveland Inc., a Delaware corporation having offices at 3060 Eggers Avenue, Cleveland, OH 44105 (hereinafter called “Buyer”) and Koppers Monessen Partners LP, a Delaware limited partnership having offices at 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219-1800 (hereinafter called “Seller”).

WHEREAS, Buyer desires to purchase and Seller desires to sell Coke (as defined herein), subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller blast furnace coke (“Coke”), on the terms and conditions set forth herein.

1.	Term and Termination.

The term of this Agreement shall be from January 1, 2004 through December 31, 2006 (the “Initial Term”) and shall automatically renew for an additional period of two years and thereafter for additional periods of one year each unless terminated in accordance with the provisions of this Section 1 (the aforementioned two-year renewal period and each subsequent one-year renewal period thereafter hereinafter referred to individually and collectively as “Renewal Periods”). This Agreement may be terminated: (i) by either party at the end of the Initial Term or any Renewal Period in the event the parties have not, at least six months prior to the expiration of that Initial Term or Renewal Period, as applicable, agreed in writing on pricing for a subsequent Renewal Period; or (ii) by either party upon a material breach of this Agreement by the other party, which is not cured within thirty (30) days after notification in writing thereof; provided, however, that the aforesaid thirty (30) day cure period shall not apply to chronic failure to pay for product when due; or (iii) by either party upon ten (10) days written notice in the event a Force Majeure occurrence, as hereinafter defined, continues for a period exceeding six (6) months; or (iv) automatically, if any applicable law prevents full compliance with this Agreement by Seller and/or Buyer; or (v) by either party upon commencement of voluntary or involuntary proceedings under any bankruptcy, reorganization or similar laws of any jurisdiction by or against the other party, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of the other party, or if a receiver be appointed for it or its property, or if any of its goods or properties shall be taken in execution.

2.	Quantity.

During the Initial Term (and, as applicable, any Renewal Period) Seller shall sell to Buyer and Buyer shall purchase from Seller, a minimum of 360,000 net tons of Coke, said Coke to be taken in quantities of 30,000 net tons of Coke per month; it being understood, however, that Buyer shall not be required to purchase the foregoing minimum quantity of Coke if its total actual requirements for Coke in the United States are less than 360,000 net tons of Coke; it being further understood that Buyer may not purchase Coke from suppliers other than Seller, if or to the extent such purchases would reduce Buyer’s obligation to purchase the foregoing minimum quantities from Seller.

3.	Quality.

(a) The product to be purchased and sold under the terms and conditions of this Agreement shall be screened metallurgical blast furnace coke produced at Seller’s Monessen, Pennsylvania coke plant (“Plant”)meeting the specifications set forth on Exhibit A attached hereto (the “Specifications”).

(b) If Buyer does not agree with Seller’s contracted laboratory’s sampling or testing procedures or results, Buyer and Seller shall agree on another laboratory to also analyze future shipments. If the results of such other laboratory are within ASTM reproducible variances of Seller’s contracted laboratory’s results, Buyer shall pay the costs of such other laboratory. If the results of such other laboratory are not within ASTM reproducible variances of Seller’s contracted laboratory’s results, Seller shall pay the costs of such other laboratory. The results of such other laboratory shall govern except as mutually agreed between Buyer and Seller. This will continue until Buyer is satisfied with Seller’s contracted laboratory’s analyses and/or procedures.

(c) If Seller does not agree with Buyer’s laboratory’s sampling or testing procedures or results, Buyer and Seller shall agree on another laboratory to also analyze future shipments. If the results of such other laboratory are within ASTM reproducible variances of Buyer’s lab’s results, Seller shall pay the costs of such other laboratory. If the results of such other laboratory are not within ASTM reproducible variances of Buyer’s laboratory’s results, Buyer shall pay the costs of such other laboratory. The results of such other laboratory shall govern except as mutually agreed between Buyer and Seller. This will continue until Seller is satisfied with Buyer’s laboratory’s analyses and/or procedures.

(d) All Coke that exceeds any applicable minimum or maximum amounts indicated in the column entitled “Guarantee” as set forth on Exhibit A will be subject to price decreases with respect to the Coke quality parameters set forth below, if any. Price decreases will be based on weekly average analyses, calculated according to the following formulas:

PARAMETER	PRICE DECREASE FACTOR

Sulfur	If the weekly weighted average analysis for Sulfur is greater than the “Guarantee” amount listed in the Specifications set forth on Exhibit A, the Price shall decrease * for each * percent exceeding said Guarantee Coke quality Specification, fractions pro rata

Ash	If the weekly weighted average analysis for Ash is greater than the “Guarantee” amount listed in the Specifications set forth on Exhibit A, the Price shall decrease * per * for each percent exceeding said Guarantee Coke quality Specification, fractions pro rata

Stability	If the weekly weighted average analysis for Stability is less than the “Guarantee” amount listed in the Specifications set forth on Exhibit A, the Price shall decrease * per * for each point below said Guarantee Coke quality Specification, fractions pro rata

Size<3/4”	If the weekly weighted average analysis for percent of Size <3/4” is greater than *, the price shall decrease * per * for each percent above *, fractions pro rata

(e) Seller will generate a weekly quality summary within five (5) working days after the end of each week. The quality summary will show, by day, the tons and the test results for the Coke quality parameters listed above. Any price decreases will be calculated and a weekly total shown. Seller, no later than ten (10) working days after the end of each calendar month, will pay or credit Buyer the amount of the price decreases reflected in the weekly quality summaries generated during such calendar month.

4.	Price.

(a) The price of Coke for 2004 shall be per net ton FOB railcar at Seller’s Plant. Pricing for 2005 shall be the 2004 price plus an additional amount, not to exceed * of the 2004 price, reflecting * . Pricing for 2006 shall be *. Pricing for any Renewal Period, if applicable, shall be as mutually agreed in writing by the parties at least six months before the expiration of the Initial Term or prior Renewal Period, as applicable, as set forth in Section 1 hereof. The foregoing pricing is based upon Coke moisture content of 3%.

(b) *

(c) *

(d) There shall an additional charge of * per net ton for all Coke stockpiled at Seller’s Plant in excess of * net tons.

5.	Samples, Tests and Weight.

(a) Seller shall sample and analyze Coke produced each day. Coke will be analyzed for chemical and physical properties and size. Sampling and analysis shall be done in accordance with Seller’s existing practices and consistent with applicable ASTM Standards.

(b) Based upon aforesaid sampling and analysis, the daily analysis will be transmitted to Buyer by facsimile (no hard copy to follow) to those identified by Buyer, using a form similar to the form attached hereto as Exhibit B.

(c) Unless requested by Buyer before the expiration of such period, Seller shall retain each sample for a minimum of thirty (30) business days after delivery of the analysis. Each sample shall be appropriately labeled so as to identify the applicable carrier, the loading date and sample preparation date. If and when requested by Buyer, the samples shall be split one-third to Seller, one-third to Buyer and one-third to an agreed third party laboratory and delivered to the agreed third party laboratory immediately for testing.

(d) The weights used for determination of net tonnage of all shipments delivered hereunder shall be determined from scales at Seller’s Plant, which shall be certified annually to be in compliance with National Institute of Standards and Testing specifications. In the event the

Seller’s scales are not used for whatever reason, weights shall be determined based upon the average of the relative weights of the previous five shipments, or, in the alternative, Buyer may cause the shipment to be weighed using certified scales at Seller’s expense. Seller shall, upon request, provide Buyer with (i) evidence of certification of its scales as set forth above and (ii) all relevant data used to determine the average weight in the event Seller’s scales are not used as set forth above.

6.	Payment.

Upon shipment of Coke, Seller shall invoice Buyer for all Coke sold to Buyer pursuant to this Agreement. Invoices for the excess stockpiling fee set forth in Section 4(d) shall be issued when Coke is removed from the stockpile. All invoices hall be paid by Buyer on terms of net thirty (30) days from the date of Seller’s invoice.

7.	Warranties and Remedies.

(a) Seller warrants that (i) it has title to Coke sold and purchased pursuant to this Agreement; (ii) Coke, at the time of sale, will be free from all liens, security interests, and encumbrances; and (iii) all Coke sold to Buyer will conform to the Specifications. SELLER MAKES NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AND HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b) In the event Coke exceeds any applicable minimum or maximum amounts indicated in the column entitled “Reject” as set forth on Exhibit A (“Non-Conforming Coke”):

(i)	Buyer may reject and refuse delivery of Non-Conforming Coke, in which case Seller shall accept all risk of loss, damage, or destruction of such Non-Conforming Coke. In the event Buyer rejects and refuses delivery of any Non-Conforming Coke pursuant to this Section 7(b)(i), Buyer shall not be required to pay Seller for such Non-Conforming Coke as set forth in Section 6, Seller shall be required to remove such Non-Conforming Coke from Buyer’s facility, and Seller shall be responsible for all removal costs connected therewith Alternatively, if Seller does not promptly remove any Non-Conforming Coke rejected by Buyer, Buyer may dispose of such Non-Conforming Coke at Seller’s expense, including all freight charges incurred by Buyer, in accordance with Seller’s written instructions.

(ii)

Notwithstanding any actions taken by Buyer pursuant to Section 7(b)(i), if Seller is unable to provide substitute conforming Coke in a timely fashion, Buyer may purchase replacement Coke in the open market from one or more other suppliers and invoice Seller for an amount equal to the difference between: (a) all reasonable costs (including the cost of the Coke, administrative costs to “cover” and excess freight) incurred by Buyer to purchase such replacement Coke and (b) the aggregate price that Buyer would have paid to Seller for Seller’s Coke had it been conforming. For the applicable contract year, the minimum purchase requirement set forth in Section 2 shall be reduced by the total quantity of Coke that Buyer is required to purchase from alternative supplier(s) in order to ensure that Buyer can cover the shortfall created as a result of Seller’s failure to supply conforming Coke.

(c) Except as otherwise specifically provided herein, neither party shall be liable to the other for special, incidental, indirect, or consequential damages or for “opportunity costs” arising from a party’s inability to perform under this Agreement. “Opportunity costs” include, but are not limited to, lost profits or revenues, processing costs, or any indirect costs a party may incur.

8.	Delivery.

Seller agrees that it will, upon request of Buyer, maintain a stockpile of no more than * net tons of Coke, it being understood that if a stockpile is to be maintained that is more than * net tons, the provisions of Section 4(d) shall apply. Title to and risk of loss of the Coke shall pass to Buyer at the point where the Coke enters the truck tendered for loading by or on behalf of Buyer.

9.	*

10.	Force Majeure.

Neither party shall be liable for any delay in the shipment or acceptance of the Coke, or for any other interruption, delay, loss, or damage which is incurred or suffered as a result of a Force Majeure occurrence (as hereinafter defined), and the obligations of the party subject to a Force Majeure occurrence shall be excused and suspended during the period such Force Majeure remains in effect, but only to the extent made necessary by such Force Majeure; provided that both parties shall perform in accordance with this Agreement when any such interfering causes shall have been removed. “Force Majeure” as used herein shall mean a condition or cause beyond the reasonable control of a party, including but not limited to acts of God, including floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions; plant shutdown; acts of public enemy, war, blockade, insurrection, or riot; fire, wreck, washout or explosion; inability to obtain suitable materials from usual sources of supply; strike, lockout, or labor dispute; embargoes; governmental laws, orders or regulations; acts of governmental authority or compliance with governmental laws and regulations; equipment failure; shortage of energy; or circumstance beyond the parties’ control not enumerated in the foregoing which reasonably shall prevent the affected party from performing its obligations or making shipments in the usual and normal course of its business; provided, however, that the duty to pay for Coke already shipped shall not be relieved by the existence of an event of Force Majeure. It is agreed that each party shall use due diligence, good faith, and all reasonable efforts to remove such Force Majeure conditions, but that no party shall have to settle a strike contrary to its best interests.

11.	Notices.

All notices, certificates, consents or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed properly served (i) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to the intended recipient at the address or telecopier number set forth in this

Agreement, provided, however, in the case of telecopy or facsimile transmission, said notices, certificates, consents or other communications must also be sent the same day via certified or registered mail delivery; (ii) if sent by mail, on the third business day after the day on which deposited in certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at its address set forth in this Agreement; or (iii) if by Federal Express or other reputable express mail service for overnight delivery, on the next business day after delivery to such express mail service, addressed to the intended recipient at its address set forth in this Agreement. All notices required or permitted to be served upon either party hereunder will be directed to:

To:	ISG Cleveland Inc.
3060 Eggers Avenue
Cleveland, OH 44105
Attention: Paul E. DeMarco
Phone: 216-429-7564
Fax: 412-429-6824

To:	Koppers Monessen Partners LP
436 Seventh Avenue
Pittsburgh, PA 15219-1800
Attention: Drew H. Bachman
Phone: 412-227-2280
Fax: 412-227-2202

12.	Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon Buyer and Seller and their respective successors and permitted assigns, subject, however, to the limitations contained herein. No provision hereof shall, however, be construed to impose any personal or pecuniary liability upon any officer or employee of Buyer or Seller.

13.	Waiver.

To the extent permitted by law, no delay or omission to exercise any right or power accruing upon any event of default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be expedient. Any such waiver shall be in writing and signed by the party against whom it is to operate. In order to entitle either party to exercise any remedy hereunder, it shall not be necessary to give any notice other than as may be required in this Agreement. If any covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach under this Agreement.

14.	Severability.

If any term or provision of this Agreement or the application thereof to any party or circumstance be judged invalid or unenforceable to any extent, the remainder of this Agreement and the application of such terms and provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, except as it might be necessary to effectuate the intent of the parties, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

15.	Amendments.

This Agreement may not be amended or altered except by the written agreement of Buyer and Seller. Unless otherwise explicitly provided therein, no such amendment shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment. Any printed term contained in any purchase order or other form or document used by Buyer to order the Coke or in any acknowledgment or other form or other document used by Seller shall be null and void and of no force and effect, and this Agreement will take precedence over and supercede any such terms, unless such terms have been agreed to in writing by both Buyer and Seller.

16.	Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

17.	Captions.

The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions of this Agreement.

18.	Entire Agreement; Third Party Beneficiaries.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings between the parties relating to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

19.	Interpretation.

If any provision in any Exhibit provided with the original executed copy of this Agreement or as amended and signed by both parties, is inconsistent with the terms of the body of this Agreement, the provision in the Exhibit shall be controlling. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

20.	Assignment.

Neither Buyer nor Seller shall assign its rights nor delegate the performance of its duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

21.	Arbitration of Disputes.

Any disagreement or dispute that may arise with respect to the interpretation or applications of this Agreement, or the breach thereof, shall be exclusively settled by arbitration in accordance with the Rules of the American Arbitration Association. Said arbitration shall be held in Cleveland, Ohio, and be conducted in the English language. Judgment upon the award rendered by the arbitrator or arbitrators may be entered into in any court having jurisdiction thereof. Each party shall be responsible for its own attorneys’ fees, costs and expenses.

22.	Governing Law.

All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws and regulations of the State of Ohio, United States of America, without regard to the conflicts of law provisions thereof that would cause the law of another jurisdiction to apply.

IN WITNESS WHEREOF, this Agreement has been executed by the parties by their respective duly authorized representatives in multiple originals, to be effective as of                              , 2003, with the Initial Term hereof commencing on the first day of January 2004 as specified in Section 1 hereof.

ISG CLEVELAND INC.

By:

Title:

Date:

KOPPERS MONESSEN PARTNERS LP

By:

Title:

Date:

EXHIBIT A

Coke Parameters

	Typical	Guarantee	Reject
Stability
Hardness
Moisture
Volatile matter
Ash
Sulfur
Fixed carbon
CSR
Phosphorus
Alkali

Size

	Typical	Guarantee	Reject
+4”
+2”
+1”
+3/4”
-3/4”

EXHIBIT B

Koppers Monessen Partners LPx

Tel: (724) 684-1000

Fax: (724) 684-1011

REPORT OF COKE ANALYSIS

DATE:

COKE CHEMISTRY

Moisture	Ash	Sulfur	Vol Matter	Fixed Carbon

__________	__________	__________	__________	__________

COKE SIZE

+4 Inch	+3 Inch	+2 Inch	+1 Inch

__________	__________	__________	__________

+ 3/4 Inch	-3/4 Inch	Stability	Hardness

__________	__________	__________	__________

Signature:

Verified by: